SCHEDULE 14A INFORMATION



           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934


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|_| Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                               THE EASTERN COMPANY
                (Name of Registrant as Specified in Its Charter)

                             MMI INVESTMENTS, L.L.C.
                   (Name of Person(s) Filing Proxy Statement)

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                         ATTENTION EASTERN SHAREHOLDERS!



            Here is what the Board of Directors and the management of
                  The Eastern Company have done for you lately:


A)   Decreased income from continuing operations by 68% from 1995 to 1996.

B) Decreased the number of Eastern employees by 25% from December 1989 to December 1995.

C) Significantly underperformed other investments during one of the longest bull markets in history.

D)   Paid themselves handsomely for their dismal performance at your expense.

                                CHECK THE RECORD

     - Under Eastern's current management, Eastern's income from continuing operations has declined 27% from approximately $3.7 million in 1990 to approximately $2.7 million in 1995. Continuing this pattern of dismal results, management just announced that income from continuing operations decreased by a staggering 68% from 1995 to 1996.

     - The employees of Eastern have also been hurt. The total number of employees of Eastern has declined from 656 in December 1989 to 489 in December 1995 -- over 25%. What does this mean for the community?

     - In spite of this dreadful performance, President and CEO Stedman Sweet's salary increased by $5,000 last year with a 26% bonus increase from the previous year (total compensation of $273,176). Why is he getting more when the Company is earning less?

LOOK AT THE FACTS:

Eastern's shareholders have suffered under the current Board's leadership. Look at the comparative investment return and you decide how your investment has fared.

[Graph comparing the total return on Eastern's Common Stock with the Dow Jones Industrial Average and Short-Term Treasury Notes based on the time period of December, 1990 to December, 1996]

     - $100 invested in Eastern stock in 1990 would be worth $138 today. $100 invested in the Dow Jones Index for the same period would be worth $289 today. How much money can you afford to leave on the table?

     - Even if you bought your stock for $1 per share decades ago, sold it at today's market price, paid your federal capital gains tax and bought 30 Year U.S. Treasury Bonds, you would earn $0.70 per year in interest with little risk, 52% more than the $0.46 per share that Eastern pays in dividends. Worse yet, Eastern had to borrow to pay its dividends last year.

     - Despite poor returns to its stockholders, Eastern's management has been well compensated. From 1990 to 1995, the entire Board of Directors received cumulative compensation totaling $4,318,815 while stock holders received dividends of $7,273,000. In other words, Eastern's leaders received compensation over 59% of the total dividends that Eastern's stockholders received from 1990 to 1995.

                                   OUR PROGRAM

MMI is seeking your support to elect its 3 nominees to Eastern's 9 person Board. Our program is simple: Maximize Eastern Stockholder value, through the solicitation of offers by an independent investment bank for the sale of Eastern at an attractive price.

                             IT'S TIME FOR A CHANGE!
                           VOTE YOUR BLUE PROXY TODAY!

                                    IMPORTANT

If your shares are registered in the name of a broker, only your broker can vote your shares after receiving you specific instructions. Please return the Blue proxy card voting as recommended by MMI Investments, L.L.C. directly to your broker. If you have specific questions or need assistance in voting, please call:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005
                            800/859-8511 (toll-free)